Exhibit (d)(7)

[LOEHMANN’S HOLDINGS INC. LETTERHEAD]

March 2, 2004

Mr. Robert N. Friedman

Mr. Robert Glass

c/o Loehmann’s Holding, Inc.

2500 Halsey Street

Bronx, NY 10461

Dear Bob and Bob:

Each of you has advised Loehmann’s Holdings, Inc. (the “Company”) that you are considering the possibility of working together with Crescent Capital Investments, Inc. (“Crescent”) to propose to the Company a transaction whereby Crescent would create a new company, in which you would have a significant equity interest, for the purpose of purchasing all of the outstanding shares of the Company (the “Potential Transaction”).  It is understood and agreed that except as otherwise specifically set forth in this letter agreement or as otherwise may be agreed to in writing with Crescent, (i) the Company will not be responsible for any costs or expenses incurred by or on behalf of you or Crescent in connection with your evaluation and possible pursuit of the Potential Transaction and (ii) the Company will not reimburse you or Crescent for any such costs or expenses.

It is hereby agreed that in order to induce you to continue your evaluation of a Potential Transaction, the Company will reimburse you for the reasonable and documented fees and expenses of one legal advisor to be selected and retained by you to assist you in connection with the negotiation and completion of a Potential Transaction, up to a maximum of $100,000.  The Company will not reimburse you for any portion of your fees and expenses incurred in connection with a Potential Transaction in excess of the aggregate amount of $100,000, it being understood that the Company’s sole reimbursement obligation shall be pursuant to this paragraph.  In addition, in the event that your legal counsel requires a retainer and such retainer either is paid by the Company or is paid by you and you are reimbursed therefore, you agree that any unused portion of the retainer shall be refundable by such counsel to the Company.

Please indicate your agreement with the foregoing by signing and returning one copy of this letter.

Sincerely,

LOEHMANN’S HOLDINGS, INC.

	By:	/s/ William J. Fox
Name: William J. Fox
Title: Member of the Special
Committee of the Board of Directors

Agreed and Accepted by:

/s/ Robert N. Friedman
Robert N. Friedman

/s/ Robert Glass
Robert Glass